                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                               (Amendment No. __)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S)240.14a-12

                               Kohl's Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
                    (Name of Person(s) Filing Proxy Statement
                         if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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

                              KOHL'S CORPORATION
                          N56 W17000 Ridgewood Drive
                       Menomonee Falls, Wisconsin 53051

                               -----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 21, 2002

To Our Shareholders:

   The Annual Meeting of Shareholders of Kohl's Corporation, a Wisconsin corporation (the "Company"), will be held at the Midwest Express Center, 400 West Wisconsin Avenue, Milwaukee, Wisconsin 53203, on Tuesday, May 21, 2002, at 10:30 a.m., for the following purposes:

      1. To elect four directors to serve for a three-year term;

      2. To ratify the appointment of Ernst & Young LLP as independent auditors;

      3. To vote on a shareholder proposal, if presented, concerning monitoring of vendors' compliance with the Company's Terms of Engagement; and

      4. To act upon any other business that may properly come before the meeting or any adjournment thereof.

   Only shareholders of record at the close of business on March 26, 2002 are entitled to notice of and to vote at the meeting.

   You are cordially invited to attend the meeting. Your vote is important no matter how large or small your holdings may be. Please vote as soon as possible in one of these three ways, whether or not you plan to attend the meeting:

      1. Visit the web site shown on your proxy card to vote through the internet;

      2. Use the toll-free telephone number shown on your proxy card to vote over the telephone; or

      3. Complete, sign, date and return your proxy card in the reply envelope provided.

   If you submit your proxy and then decide to attend the meeting to vote in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

                                          By Order of the Board of Directors

                                          Richard D. Schepp
                                          Secretary

Menomonee Falls, Wisconsin
April 12, 2002

                              KOHL'S CORPORATION
                          N56 W17000 Ridgewood Drive
                       Menomonee Falls, Wisconsin 53051

                                PROXY STATEMENT

                               -----------------

                        ANNUAL MEETING OF SHAREHOLDERS
                                 May 21, 2002

   The Board of Directors of Kohl's Corporation (the "Company") solicits the enclosed proxy for the Annual Meeting of Shareholders to be held on May 21, 2002, or any adjournment(s) thereof, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Only holders of record of the 336,103,418 of Common Stock outstanding at the close of business on March 26, 2002 will be entitled to notice of and to vote at the meeting. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on March 26, 2002 is required for a quorum with respect to the matters on which action is to be taken at the meeting. Each such shareholder is entitled to one (1) vote for each share of Common Stock registered in their name and may vote such shares either in person or by proxy.

   The shares represented by each valid proxy received in time will be voted at the annual meeting in accordance with the directions and specifications contained therein. A proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a proxy dated at a later time or a written revocation dated after the date of the proxy. A proxy will be revoked if the shareholder who executed it is present at the meeting and elects to vote in person.

   References in this proxy statement or the accompanying proxy to a "fiscal year" are to the calendar year in which the fiscal year begins. For example, the fiscal year ended February 2, 2002 is referred to as "fiscal 2001".

   This proxy statement, the accompanying proxy and the Company's Annual Report for fiscal 2001 are being furnished to shareholders beginning on or about April 12, 2002.

                                   ITEM ONE

                             ELECTION OF DIRECTORS

   Proxies solicited by the Board of Directors will, unless otherwise directed, be voted for the election of four nominees to serve as Class I directors for a three-year term expiring in 2005, and until their successors are elected and qualified. The four Class I nominees are James D. Ericson, William S. Kellogg, Arlene Meier and R. Elton White.

   The Company's Articles of Incorporation provide that the Company's Board of Directors shall consist of not less than five nor more than fifteen persons. Directors are divided into three classes (Class I, Class II and Class III), and each class is elected for a term of three years. The Board of Directors currently consists of thirteen members: four of whom are Class I directors whose terms expire at this Annual Meeting; five of whom are Class II directors whose terms expire at the 2003 Annual Meeting; and four of whom are Class III directors whose terms expire at the 2004 Annual Meeting.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES TO SERVE AS DIRECTORS.

   Following is information regarding the nominees and continuing directors, as furnished by them. Unless otherwise indicated, the nominees and directors have had the indicated principal occupation for at least the past five years.

                                                                                                       Director
                                                                                                   Age  Since
                                                                                                   --- --------
Nominees for Election of Class I Directors
(Terms to expire in 2005)

   James D. Ericson............................................................................... 66    1997
   Former Chairman and Chief Executive Officer of The Northwestern Mutual Life Insurance
   Company. Mr. Ericson is a Trustee of The Northwestern Mutual Life Insurance Company
   and a director of Mason Street Funds, Inc., Green Bay Packaging, a manufacturer of packaging products, and The Marcus Corporation, a lodging and theater business.

   William S. Kellogg............................................................................. 58    1988
   Chairman of the Company. Mr. Kellogg retired from the Company at the end of fiscal 2000, after 34 years of service.

   Arlene Meier................................................................................... 50    2000
   Chief Operating Officer of the Company since November, 2000. Ms. Meier served as
   Executive Vice President--Chief Financial Officer from October 1994 to November 2000.
   She joined the Company as Vice President--Controller in 1989.

   R. Elton White................................................................................. 59    1994
   Formerly President of NCR Corporation, a technology and services provider. Mr. White is also a director of Keithley Instruments, Inc., a provider of analytical testing equipment.

Class II Directors
(Terms to expire in 2003)

   Steven A. Burd................................................................................. 52    2001
   Chairman, President and Chief Executive Officer of Safeway, Inc., an operator of grocery store chains. Mr. Burd has served as Safeway's Chairman of the Board of Directors since
   1998, Chief Executive Officer since 1993 and President since 1992.

   Jay H. Baker................................................................................... 67    1988
   Formerly President of the Company. Mr. Baker retired from the Company effective
   February, 2000, after 13 years of service. Mr. Baker is also a director of Briggs & Stratton
   Corporation, a manufacturer of engines and power equipment.

   Kevin Mansell.................................................................................. 49    1999
   President of the Company since February 1999. Mr. Mansell served as Executive Vice
   President--General Merchandise Manager from 1987 to 1998. He joined the Company as a
   Divisional Merchandise Manager in 1982.

   Herbert Simon.................................................................................. 67    1988
   Co-Chairman of the Board of Directors of Simon Property Group, Inc., and Melvin Simon &
   Associates, Inc., both real estate management and development firms.

   Peter M. Sommerhauser.......................................................................... 59    1988
   Shareholder of the law firm of Godfrey & Kahn, S.C., Milwaukee, Wisconsin.


Class III Directors
(Terms to expire in 2004)

   Wayne Embry....................................................................................... 65  2000
   Consultant to the Cleveland Cavaliers. Served in several executive positions with the Cleveland
   Cavaliers over the past 14 years, including over 13 years as General Manager and Team
   Division President and Chief Operating Officer. Mr. Embry is also a director of The Ohio
   Casualty Corporation and PolyOne Corporation, a polymer services company.

   John F. Herma, 54................................................................................. 54  1988
   Formerly Chief Operating Officer and Secretary of the Company. Mr. Herma retired from the
   Company effective June, 1999, after 21 years of service.

   R. Lawrence Montgomery............................................................................ 53  1994
   Chief Executive Officer of the Company since February 1999. Mr. Montgomery served as Vice
   Chairman from March 1996 to November 2000 and as Executive Vice President of Stores from
   February 1993 to February 1996. He joined the Company in 1988 as Senior Vice President--
   Director of Stores.

   Frank V. Sica..................................................................................... 51  1988
   Managing Director of Soros Fund Management LLC and Managing Partner of Soros Private
   Equity Partners. Mr Sica is also a director of CSG Systems International, Inc., a computer software company, Emmis Communications Corporation, a diversified media company, Global
   TeleSystems Group, Inc., a telecommunications company, and Outboard Marine Corporation, a manufacturer of marine engines and boats. He was a Managing Director in the Merchant
   Banking Division of Morgan Stanley & Co. Incorporated from 1988 to 1998.

   The Board of Directors has no reason to believe that a nominee is not available or will not serve if elected. If for any reason a nominee becomes unavailable for election, the Board of Directors may reduce the number of directors or may designate a substitute nominee, in which event the shares represented by the proxies returned to the Company will be voted for such substitute nominee, unless an instruction to the contrary is indicated on the proxy.

   The Company's Board of Directors held four formal meetings during fiscal 2001. During fiscal 2001, each director attended 75 percent or more of the full board meetings and meetings of committees on which such director served, except Mr. Simon.

Director Committees and Compensation

   The Company's Board of Directors has three standing committees: a Compensation and Stock Option Committee, a Nominating Committee and an Audit Committee.

  Compensation and Stock Option Committee

   The duties of the Compensation and Stock Option Committee are to provide a general review of the Company's compensation and benefit plans to ensure that they meet corporate objectives. The Compensation and Stock Option Committee has the authority to administer the Company's stock option plans and to grant options thereunder. In addition, the Compensation and Stock Option Committee reviews the Chief Executive Officer's, President's and Chief Operating Officer's recommendations on (i) compensation of all corporate officers, (ii) granting of awards under the Company's other compensation and benefit plans and
(iii) adopting and changing major compensation policies and practices, and reports its recommendations to the whole Board of Directors for approval and to authorize action. During fiscal 2001, the Compensation and Stock Option Committee formally met three times and otherwise accomplished its business without formal meetings. The members of the Compensation Committee for fiscal 2001 were Messrs. Ericson, Simon and Sica.

  Nominating Committee

   The duties of the Nominating Committee are to identify and present qualified individuals for election and re-election to the Board and to monitor the participation of directors. The Committee also makes recommendations to the Board concerning the structure and membership of the other Board committees. The Nominating Committee has not established procedures for shareholders to recommend nominees for directors beyond those contained in the Company's By-Laws. During fiscal 2001, the Nominating Committee formally met one time and otherwise accomplished its business without formal meetings. The members of the Nominating Committee for fiscal year 2001 were Messrs. Embry, Ericson, Kellogg, Sica and White.

  Audit Committee

   It is the responsibility of the Audit Committee to oversee the Company's financial reporting process on behalf of the Board of Directors and report the results of their activities to the Board. The specific duties of the Audit Committee are to monitor the integrity of the Company's financial process and systems of internal controls regarding finance, accounting and legal compliance; monitor the independence and performance of the Company's independent auditors and internal auditing functions; and provide an avenue of communication among the independent auditors, management, the internal auditing functions and the Board of Directors. The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the Company. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties. The Audit Committee met four times during fiscal 2001 and otherwise accomplished its business without formal meetings. The members of the Audit Committee for fiscal 2001 were Messrs. Embry, Sica and White.

   Directors are reimbursed for travel and other expenses related to attendance at Board and committee meetings. Stock options are granted to directors who are not officers or employees of the Company or any of its subsidiaries from time to time. Options to purchase 11,000 shares of the Company's common stock were granted to such directors in fiscal 2001. Directors are not otherwise compensated for their services.

Compensation Committee Interlocks and Insider Participation

   None of the Compensation and Stock Option Committee members is or has been an officer or employee of the Company.

                        BENEFICIAL OWNERSHIP OF SHARES

   The following information is furnished as of March 1, 2002 (unless otherwise noted) to indicate beneficial ownership of shares of the Company's Common Stock by each director, each executive officer listed in the Summary Compensation Table, each person who is known to the Company to own beneficially more than 5% of the Company's Common Stock, and all executive officers and directors of the Company as a group. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. Indicated options are all exercisable within 60 days of March 1, 2002.

                  Name of Beneficial Owner                   Amount Beneficially Owned Percent of Class
                  ------------------------                   ------------------------- ----------------
Jay H. Baker................................................         7,973,352(1)             2.4%
Steven A. Burd..............................................                 0                  *
Wayne Embry.................................................             2,000(2)               *
James D. Ericson............................................            22,000(3)               *
John F. Herma...............................................        11,133,746(4)             3.3%
William S. Kellogg..........................................        20,350,190(5)             6.1%
Frank V. Sica...............................................            32,000(6)               *
Herbert Simon...............................................            17,000(7)               *
Peter M. Sommerhauser.......................................        36,252,028(8)            10.8%
R. Elton White..............................................            21,000(9)               *
Kevin Mansell...............................................         1,525,595(10)              *
Arlene Meier................................................         1,384,707(11)              *
R. Lawrence Montgomery......................................         2,565,320(12)              *
Richard B. Leto.............................................           409,350(13)              *
Gary Vasques................................................           398,025(14)              *
All Directors and Executive Officers as a group (22 Persons)        45,333,742(15)           13.3%
AXA Financial, Inc..........................................        79,548,701(16)           23.3%
   1290 Avenue of the Americas
   New York, NY 10104

--------
   *Less than 1%.
 (1)Includes 1,851,800 shares held in trust for the benefit of Mr. Baker's family but as to which Mr. Kellogg and Mr. Sommerhauser have shared voting and investment power, 102,000 shares held by a charitable foundation for which Mr. Baker serves as a director and president, 6,018,552 shares held in trusts for the benefit of Mr. Baker and his spouse for which Mr. Sommerhauser is sole trustee, and 1,000 shares represented by options.
 (2)Includes 2,000 shares represented by stock options.
 (3)Includes 16,000 shares represented by stock options.
 (4)Includes 9,703,406 shares held in trust for the benefit of Mr. Herma's family but as to which Mr. Sommerhauser has sole voting and investment power and 171,800 shares held by a charitable foundation for which Mr. Herma serves as a director and president.
 (5)Includes 16,784,690 shares held in trust for the benefit of Mr. Kellogg's family but as to which Mr. Sommerhauser has sole voting and investment power, 379,520 shares held by a charitable foundation for which Mr. Kellogg serves as a director and president and 1,851,800 shares held in trust for the benefit of Mr. Baker's family and as to which Mr. Kellogg and Mr. Sommerhauser have shared voting and investment power, but no pecuniary interest.
 (6)Includes 16,000 shares represented by stock options.
 (7)Includes 17,000 shares represented by stock options.
 (8)Includes 35,651,664 shares held in trust for the benefit of the families of current and former executive officers of the Company or in charitable foundations established by executive officers of the Company for which Mr. Sommerhauser has sole or shared voting and investment power but no pecuniary interest.

    Includes 147,084 shares held in trusts for the benefit of Mr. Sommerhauser's family as to which Mr. Sommerhauser has no voting or investment power. Includes 11,150 shares held by a charitable foundation for which Mr. Sommerhauser acts as president and a director, and 17,000 shares represented by stock options.
 (9)Includes 16,000 shares represented by stock options.
(10)Includes 276,000 shares held in trust for the benefit of Mr. Mansell's family but as to which Mr. Sommerhauser has sole voting and investment power. Also includes 968,931 shares represented by stock options.
(11)Includes 1,370,707 shares represented by stock options.
(12)Includes 251,896 shares held in trust for the benefit of Mr. Montgomery's family but as to which Mr. Sommerhauser has sole voting and investment power. Also includes 2,058,306 shares represented by stock options.
(13)Includes 409,350 shares represented by stock options.
(14)Includes 398,025 shares represented by stock options.
(15)Includes 6,041,212 shares represented by stock options.
(16)Based upon information as of December 31, 2001 set forth in Amendment No. 7 to Schedule 13G. According to their joint filing, AXA Financial, Inc., AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Conseil Vie Assurance Mutuelle, and AXA Courtage Assurance Mutuelle and their subsidiaries each has sole voting power with respect to 36,985,432 shares, shared voting power with respect to 16,989,402 shares, sole dispositive power with respect to 79,457,234 shares and shared dispositive power with respect to 91,467 shares.

                            EXECUTIVE COMPENSATION

   The table below summarizes information concerning compensation for the last three fiscal years of those persons who were at February 2, 2002: (i) the chief executive officer, and (ii) the other four most highly compensated executive officers of the Company.

                          Summary Compensation Table

                                                                       Long Term
                                                                      Compensation
                                           Annual Compensation         Awards(1)
                                    --------------------------------- ------------
                                                                         Shares
                                                                       Underlying
                             Fiscal                    Other Annual      Stock        All Other
Name and Principal Position   Year   Salary   Bonus   Compensation(2)  Options(#)  Compensation(3)
---------------------------  ------ -------- -------- --------------- ------------ ---------------
R. Lawrence Montgomery......  2001  $919,167 $306,900     $ 9,470       130,000        $8,225
 Chief Executive Officer      2000  $845,833 $285,450     $22,380       130,000        $8,050
                              1999  $750,000 $247,500     $27,507       600,000        $7,658

Kevin Mansell...............  2001  $726,667 $244,200     $ 7,949        97,500        $8,014
 President                    2000  $643,333 $217,800     $26,128        97,500        $8,189
                              1999  $560,000 $184,800     $29,731       290,000        $7,430

Arlene Meier................  2001  $600,000 $198,000     $     0        97,500        $7,695
 Chief Operating Officer      2000  $472,917 $198,000     $     0       190,000        $7,858
                              1999  $384,167 $132,000     $     0       130,000        $7,114

Richard B. Leto.............  2001  $529,167 $176,550     $     0        55,000        $7,192
 Executive Vice President/    2000  $493,333 $165,000     $     0        55,000        $7,415
 General Merchandise Manager  1999  $460,000 $151,800     $     0        80,000        $7,430
 & Product Development

Gary Vasques................  2001  $386,667 $128,700     $     0        39,600        $4,773
 Executive Vice President,    2000  $367,167 $122,100     $     0        38,500        $6,438
 Marketing                    1999  $350,500 $116,490     $     0        40,000        $6,644

--------
(1)None of the named executive officers held restricted stock at the end of fiscal 2001.
(2)Fiscal 2001 amounts consist of interest expense and related tax reimbursement payments for Mr. Montgomery and Mr. Mansell made under an agreement. See "Executive Compensation--Other Agreements". Perquisites and other personal benefits (valued on the basis of incremental cost to the Company) did not exceed the lesser of $50,000 or 10% of the annual salary and bonus for any of the named executive officers.
(3)Includes matching contributions by the Company for fiscal 2001 under the Company's savings plan in the following amounts: Mr. Montgomery ($3,576), Mr. Mansell ($3,611), Ms. Meier ($3,458), Mr. Leto ($3,549), and Mr. Vasques ($1,444). Also includes a contribution of $2,080 by the Company for fiscal 2001 to the Kohl's retirement plan account under the Company's savings plan for each executive listed. Also includes the following amounts paid by the Company during fiscal 2001 for term life, long term disability and accidental death and dismemberment insurance under the Company's life insurance plan: Mr. Montgomery ($2,569), Mr. Mansell ($2,323), Ms. Meier ($2,157), Mr. Leto ($1,563), and Mr. Vasques ($1,248).

Option Grants In Last Fiscal Year

   The Company adopted a 1992 Long-Term Compensation Plan (the "1992 Plan"), a 1994 Long-Term Compensation Plan (the "1994 Plan") and a 1997 Stock Option Plan for Outside Directors (the "1997 Plan"). Awards under the 1992 Plan and the 1994 Plan may be in the form of stock options; stock appreciation rights; Common Stock, including restricted stock; Common Stock units; performance units; and performance shares.

Awards under the 1997 Plan may be in the form of stock options only. During fiscal 2001, no awards were granted under the 1992 Plan, and only stock options were granted under the 1994 Plan. All awards to outside directors during fiscal 2001 were granted under the 1997 Plan.

   The table below provides information regarding option grants during fiscal 2001 to the persons named in the Summary Compensation Table.

                                          % of Total                      Potential Realizable Value at
                           Number of       Options                           Assumed Annual Rate of
                            Shares        Granted to                      Stock Price Appreciation for
                          Underlying      Employees  Exercise                  Option Term(s)/(3)/
                            Options       in Fiscal    Price   Expiration -----------------------------
       Name            Granted /(1), (2)/    Year    ($/Share)    Date          5%            10%
       ----            -----------------  ---------- --------- ----------   ----------    -----------
R. Lawrence Montgomery      130,000          4.5%     $66.30    1/30/17   $9,299,282     $27,384,702
Kevin Mansell.........       97,500          3.4%     $66.30    1/30/17   $6,974,461     $20,538,526
Arlene Meier..........       97,500          3.4%     $66.30    1/30/17   $6,974,461     $20,538,526
Richard B. Leto.......       55,000          1.9%     $66.30    1/30/17   $3,934,312     $11,585,835
Gary Vasques..........       39,600          1.4%     $66.30    1/30/17   $2,832,704     $ 8,341,802

--------
(1)The Compensation and Stock Option Committee retains discretion to, among other things, accelerate the exercise of an option, modify the terms of outstanding options (including decreasing the exercise price), and permit the exercise price and tax withholding obligations related to exercise to be paid by delivery of already owned shares or by offset of the underlying shares.
(2)Represents options granted in the fiscal year awarded with an exercise price equal to the fair market value of the Common Stock on the date of grant and exercisable in four equal annual installments commencing one year from date of grant, with full vesting on the fourth anniversary of the date of grant.
(3)These amounts do not represent the present value of the options. Amounts shown represent what would be received upon exercise (fifteen years after the date of grant) assuming certain rates of stock price appreciation during the entire period. Actual gains, if any, on stock option exercises are dependent on future performance of the Common Stock and overall stock conditions. In addition, actual gains are dependent upon whether, and the extent to which, the options actually vest.

Aggregate Option Exercises and Fiscal Year End Option Values

   The table below provides information regarding exercises of stock options during fiscal 2001 and the value of stock options held at February 2, 2002 by the persons named in the Summary Compensation Table.

                                                Number of Shares      Value of Unexercised In-the-
                        Shares               Underlying Unexercised     Money Options at Fiscal
                       Acquired            Options at Fiscal Year End           Year End
                          on      Value    -------------------------- ----------------------------
       Name            Exercise  Realized  Exercisable  Unexercisable  Exercisable   Unexercisable
       ----            -------- ---------- -----------  ------------- -----------    -------------
R. Lawrence Montgomery 156,200  $9,155,369  1,938,306     1,125,900   $99,831,945     $42,929,142
Kevin Mansell......... 103,200   6,135,959    968,931       365,625   $47,797,399     $ 6,318,906
Arlene Meier..........  82,100   4,554,771  1,363,207       423,393   $74,318,609     $ 8,938,238
Richard B. Leto.......  60,700   3,243,568    409,350       658,750   $18,974,756     $30,768,750
Gary Vasques..........  67,100   3,675,719    398,025       518,475   $20,538,866     $25,690,604

Compliance with Section 16(a) of the Exchange Act

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file reports with the Securities and Exchange Commission disclosing their ownership, and changes in their ownership, of the Company's stock. Copies of these reports must also be furnished to the Company. Based solely upon its review of these copies, the Company believes that during fiscal 2001, all of such forms were filed on a timely basis by reporting persons, with the exception of filings for Messrs. Kellogg, Baker and Herma, with respect to the acquisition of 500, 200, and 100 shares, respectively, of the Company's Common Stock. These forms were filed late.

Employment Agreements

   The Company has Employment Agreements with Mr. Montgomery, Mr. Mansell and Ms. Meier. As of the end of fiscal 2001, Mr. Montgomery's Employment Agreement provided for an annual base salary of $930,000, Mr. Mansell's Employment Agreement provided for an annual base salary of $740,000, and Ms. Meier's Employment Agreement provided for an annual base salary of $600,000, in each case subject to increase by the Company's Board of Directors. Mr. Montgomery, Mr. Mansell and Ms. Meier are also entitled to participate in such bonus plans as the Company may establish from time to time. Each of the Employment Agreements has a three-year term, and the term is extended on a daily basis until either party to such contract gives notice that the term shall no longer be so extended. Under the Employment Agreements, each executive, the executive's spouse and dependents are entitled to post-retirement health insurance benefits and a supplemental executive medical plan with coverage similar to that received by the executive at the time of the executive's retirement. Under each of the Employment Agreements, the employment of the executive in question may be terminated upon death, as a result of disability, by the Company for "Cause" (as defined in the Employment Agreements), by the executive for "Good Reason" (as defined in the Employment Agreements but which does not include a change-of-control of the Company), or by the executive upon voluntary termination of employment. If the employment of any of the executives is terminated upon the executive's death, such executive's estate will receive the executive's then annual base salary for a period of six months. If the employment of any of the executives is terminated as a result of disability, such executive will continue to receive his or her then base salary (less benefits paid under such disability insurance as the Company may provide from time to time) for a period of six months. Except for the health insurance benefits noted above, the Employment Agreements do not provide for any post-termination payment other than amounts earned through the date of termination if an executive's employment is terminated by the Company for Cause or as a result of the voluntary resignation of the executive. If the employment of an executive is terminated by the executive for Good Reason or by the Company in violation of the Employment Agreement, the executive will be entitled to a lump-sum payment within ten days of the date of termination or resignation equal generally to the sum of the following: (i) all accrued or deferred amounts not previously paid to the executive; (ii) a pro rata portion of the anticipated bonus and option awards for the current year (determined on the basis of awards made over the prior three years) and (iii) the salary, bonus and incentive compensation payable to the executive for the then remaining term of the Employment Agreement (determined on the basis of the executive's then current salary and average bonus and option awards for the prior three years). If any amount payable under the Employment Agreements upon the termination of an executive's employment would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties would be incurred by the executive with respect to such excise tax, then such executive would be entitled to receive an additional amount so that after payment by the executive of all such excise taxes, interest and penalties, such executive would retain an amount equal to such excise taxes, interest and penalties. Under the Employment Agreements, each executive agrees not to compete with the Company for a period of two years following the termination of the executive's employment.

Other Agreements

   During fiscal 1992, Messrs. Montgomery and Mansell, as well as several former executives, entered into agreements with the Company pursuant to which the Company agreed (in consideration for each executive's agreement not to make a certain election under Section 83(b) of the Code) to lend the executive sufficient funds to enable the executive to pay tax on income recognized by the executive attributable to the lapse or termination of transfer restrictions on shares of Common Stock owned by the executive, plus an amount equal to 62% of the proceeds received by the executive from the sale of Common Stock in the Company's initial public offering. Each executive also agreed to apply all proceeds received from the sale of Common Stock in the Company's initial public offering toward payment of the executive's income tax obligations. The restrictions lapsed on the date of consummation of the initial public offering. Because each such executive did not make an election under Section 83(b) of the Code at the time of the acquisition of his shares, the Company received a federal and state income tax deduction in an amount equal to the difference between the fair market value of the executive's Common Stock on the date of the initial public offering and the original purchase price. The largest amount of indebtedness outstanding during fiscal 2001 under the agreements with Messrs. Montgomery and Mansell were $263,638 and $314,129, respectively. These amounts were repaid in full by Messrs. Montgomery and Mansell during fiscal 2001, pursuant to their respective agreements.

Other Transactions

   The Company occupies 11 stores that it leases from entities owned or managed by Mr. Simon, his brother and their affiliates. During fiscal 2001, the Company incurred rent expense of $4,407,000 in connection with such leases. The Company believes that the terms and conditions of such leases are at least as favorable to the Company as could be obtained from unaffiliated parties.

   Mr. Sommerhauser is a shareholder of the law firm of Godfrey & Kahn, S.C., which performs legal services for the Company.

                         REPORT OF THE AUDIT COMMITTEE

   The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The Board of Directors has adopted a written charter under which the Audit Committee operates (a copy of which was included in the Company's proxy materials relating to the Company's May 31, 2001 annual meeting of shareholders) and has determined that all of the Audit Committee members are "independent" under the currently applicable rules of the New York Stock Exchange.

   In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

   The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 90. In addition, the Audit Committee obtained from Ernst & Young LLP a formal written statement required by Independence Standard No. 1, "Independence Discussions with Audit Committees," as amended, by the Independence Standards Board and discussed with the auditors any relationships that may impact their objectivity and independence. The Audit Committee has also considered whether the provision of nonaudit services by Ernst & Young is compatible with maintaining Ernst & Young's independence, and has satisfied itself with respect to the auditors' independence.

   The Audit Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee met four times during fiscal year 2001.

   In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual

Report on Form 10-K for the year ended February 2, 2002 for filing with the Securities and Exchange Commission. The Audit Committee and the Board have recommended, subject to shareholder approval, the selection of the Company's independent auditors.

               R. Elton White, fiscal 2001 Audit Committee Chair
                Wayne Embry, fiscal 2001 Audit Committee Member
                Frank Sica, fiscal 2001 Audit Committee Member

                    COMPENSATION AND STOCK OPTION COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

   The Compensation and Stock Option Committee of the Board of Directors of Kohl's Corporation (the "Compensation Committee") is pleased to present its report on executive compensation. This report documents the components of the Company's executive officer compensation programs and describes the basis on which compensation determinations for fiscal 2001 were made by the Compensation Committee with respect to the executive officers of the Company.

Compensation Philosophy

   It is the philosophy of the Company that executive compensation be directly linked to corporate performance and increases in shareholder value. The following objectives have been adopted by the Compensation Committee as guidelines for compensation decisions:

  . Provide a competitive total compensation package that enables the Company to attract and retain key personnel.

  . Provide variable compensation opportunities, primarily on an annual basis, that are directly linked to corporate performance goals.

  . Provide long-term compensation opportunities, primarily through stock options, that align executive compensation with value received by shareholders.

   Every Company executive is expected to uphold and comply with the social and ethical responsibilities set forth in the Company's written code of ethical standards. This code describes every executive's responsibilities to the Company's associates, customers, investors, business partners and the communities in which the Company does business. Upholding these ethical standards contributes to the success of the individual executive, and to the Company as a whole. An executive's performance in meeting these standards is taken into account for purposes of determining the executive's compensation level and stock option awards.

Compensation Program Components

   The particular elements of the Company's compensation program for executive officers are explained below.

   Base Salary. The Compensation Committee establishes, in its discretion, increases in salaries for the Chief Executive Officer, President and Chief Operating Officer. The Chief Executive Officer, President and Chief Operating Officer generally determine, in their discretion, based primarily on individual performance evaluations, increases in salaries for the other executive officers, but the Compensation Committee reviews their decisions. Salary increases for executive officers generally range from 3% to 8.5%, but in some cases may increase more than 8.5% to reflect increased responsibilities or to raise an executive officer's salary to a level commensurate with the person's position within the Company. The Compensation Committee, Messrs.

Montgomery and Mansell and Ms. Meier rely on certain information described below under "Summary" and on the judgment of the Company's Human Resources Department that salary levels of executive officers are generally competitive.

   During fiscal 2001, Mr. Montgomery's base salary increased 7.5% from $865,000 to $930,000; Mr. Mansell's salary increased from $660,000 to $740,000.
Ms. Meier's salary remained at $600,000, due to the fact that her salary had been adjusted in November 2000 in connection with her promotion to the position of Chief Operating Officer. The fiscal 2001 increases for Messrs. Montgomery and Mansell were based on the Compensation Committee's assessment of overall corporate performance and were not based on specific criteria. Under the terms of the employment agreements for Ms. Meier and Messrs. Montgomery and Mansell, their base salaries cannot be reduced without their consent. Base salary merit increases granted to all executive officers during fiscal 2001 averaged 6.4%.

   Base salaries of the other executive officers of the Company are based on a review of salaries paid to executives of a representative group of domestic retailers and general industry, adjusted for the size of the companies, corporate growth rates, and the scope of the executives' responsibilities. Increases in base salary result from promotions, job scope expansion, increased responsibilities, company growth and from merit increases determined by the executive's personal performance and the executive's position in the salary range. Merit increase guidelines are established each year based on current economic and market conditions.

   Annual Incentive Compensation. The Company maintains an executive bonus plan for the benefit of its Management Board members, buyers, store managers and other key executives such as sales support managers and merchandise planners. The Management Board is comprised of the Company's executive officers, senior vice presidents, vice presidents, directors, district managers and divisional merchandise managers. Under the plan, the Company's Board of Directors fixes income goals for the Company for each fiscal year. Participants receive a cash bonus equal to a predetermined percentage of their base pay depending upon the income level achieved (up to 22.5% of base pay (28% in the case of the Company's Senior Vice Presidents and 33% in the case of the Company's executive officers)). The income levels are set sufficiently high in order to link corporate performance with bonus levels, and the plan is intended to tie compensation levels to increases in shareholder value which should occur if the income levels are achieved. At the end of the last fiscal year, approximately 914 associates participated in the plan. For fiscal 2001, Messrs. Montgomery and Mansell and Ms. Meier each received bonuses under the plan aggregating approximately 33% of annual salary at year-end, the same percentage received by all other executive officers participating in the plan. The maximum bonus under the plan was earned because the Company achieved earnings in excess of the highest performance goal set by the Compensation Committee.

   Long-Term Compensation. The Company's 1992 and 1994 Long-Term Compensation Plans are intended to motivate key associates to put forth maximum efforts toward the continued growth, profitability and success of the Company by providing incentives through the ownership and performance of the Company's Common Stock. The plans are designed to provide benefits to key associates only to the extent that shareholders enjoy increases in value. The Company views stock options as an effective way to motivate key associates and align their interests with those of shareholders. While the plans permit the grant of, among other things, stock options, stock appreciation rights and restricted stock, only stock options were granted during fiscal 2001.

   Stock options are granted under the plan at the prevailing market price and will only have value if the Company's stock price increases after the grant. Stock options granted for performance vest over a period of four years. Stock options granted to executive officers and senior vice presidents to recognize increased responsibilities vest over a period of seven years. Stock options granted for recruitment of executive officers and senior vice presidents vest over a period of seven years. Participants must be employed by the Company at the time of vesting in order to exercise the options except that participants are required to exercise vested stock options within a specified time period in the event of termination of employment, disability or death.

   The Compensation Committee determines, in its discretion, the number of options to be granted to executive officers based on individual performance contributions, the dilutive effect on the Company's other shareholders and potential realizable value for the participants. Outstanding historical performance and anticipated future contributions by an individual are recognized in part through larger option grants. The Compensation Committee regularly requests and receives recommendations from the Chief Executive Officer, President and Chief Operating Officer regarding option grants for the other executive officers.

   In fiscal 2001, options for 880,720 shares of Common Stock were granted by the Compensation Committee to the Company's executive officers, including grants of 130,000 shares to Mr. Montgomery and 97,500 shares each to Mr. Mansell and Ms. Meier.

Tax Law Limitation on Deductibility of Compensation

   The Compensation Committee is aware of the limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended, on the deductibility of non-performance based compensation paid to certain executive officers of the Company to the extent it exceeds $1 million per executive. The Compensation Committee currently intends to recommend compensation amounts and plans which meet the requirements for deductibility, and the Compensation Committee expects that Section 162(m) will not limit the deductibility of any compensation expense in fiscal 2001. Messrs. Montgomery and Mansell deferred a portion of their compensation in fiscal 2001.

Summary

   The Compensation Committee has the responsibility for ensuring that the Company's compensation program continues to be in the best interest of its shareholders. The Compensation Committee regularly reviews the Company's compensation programs to determine that pay levels and incentive opportunities for executive officers reflect the performance of the Company and of the individual.

   In order to ascertain that compensation levels of executive officers are generally reasonable and competitive, the Compensation Committee reviews compensation surveys and certain publicly available compensation information disclosed by comparable companies and other retailers in their proxy statements. The fiscal 2001 salary and bonus of the named executive officers of the Company were comparable or below the 2000 mean salary and bonus of their comparable position in the retail compensation surveys reviewed by the Compensation Committee, when adjusted for company performance, size and growth rates, and the individuals' respective scope of responsibilities. Finally, the Company's compensation programs providing stock based compensation to executive officers are periodically submitted to shareholders for review and approval.

   After a review of all existing programs, the Compensation Committee believes that the total compensation program for executive officers is consistent with the Compensation Committee's compensation philosophy. Base salaries are set at levels that the Compensation Committee considers to be reasonable. The executive bonus plan provides variable compensation opportunities to key associates that are directly linked to annual operating results of the Company. The 1992 and 1994 Long-Term Compensation Plans provide opportunities to participants that are consistent with increases in value realized by shareholders. The Compensation Committee considers the overall executive compensation package an important reason for the Company's success to date.

          James D. Ericson, fiscal 2001 Compensation Committee Member
           Frank V. Sica, fiscal 2001 Compensation Committee Member Herbert Simon, fiscal 2001 Compensation Committee Member

                         STOCK PRICE PERFORMANCE GRAPH

   The following graph shows changes from February 1, 1997 through February 2, 2002 (the last day in fiscal 2001) in the value of $100 invested in (1) the Company, (2) the Standard & Poor's 500 Index and (3) the S&P-500 Department Stores Index, as calculated by Standard & Poor's Compustat Services, Inc. The values of each investment are based on share price appreciation plus, in the case of the indices, dividends paid in cash, with the dividends reinvested. The calculations exclude trading commissions and taxes.

                                    [CHART]

                Kohl's                  S&P 500         Retail-500
                Corporation             Index
2/1/1997        $100.00                 $100.00         $100.00
1/31/1998       $178.46                 $126.67         $131.21
1/30/1999       $348.56                 $167.56         $129.74
1/29/2000       $354.03                 $181.74         $102.61
2/3/2001        $704.73                 $181.41         $133.89
2/2/2002        $673.97                 $152.91         $147.36

                                   ITEM TWO

                           RATIFICATION OF AUDITORS

   Upon the recommendation and approval of the Audit Committee, the Board of Directors has approved the selection of Ernst & Young LLP as independent auditors of the Company and its subsidiaries for fiscal 2002. This selection is being presented to the shareholders for their ratification. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to ratify the appointment by the Board of Directors of Ernst & Young LLP as independent auditors of the Company and its subsidiaries for fiscal 2002. Ernst & Young LLP has been the Company's independent auditors since the Company's incorporation in 1988. The Company has been advised by Ernst & Young LLP that they are independent auditors with respect to the Company within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under such act.

   A representative from Ernst & Young LLP is expected to be at the annual meeting and will have the opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions during the meeting.

Audit Fees

   Fees paid to Ernst & Young LLP for the last annual audit were $283,000.

Financial Information Systems Design and Implementation Fees

   The Company did not pay any fees to Ernst & Young LLP during the last fiscal year for financial information system design and implementation.

All Other Fees

   All other fees paid to Ernst & Young LLP were $368,000, including fees for audit-related services of $93,000 and nonaudit services of $275,000, of which $160,000 was for tax consulting. Audit-related services generally include benefit plan audits, quarterly and other accounting consultations, offering memoranda and SEC registration statements.

              THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
          SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT
                 OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

                                  ITEM THREE

                             SHAREHOLDER PROPOSAL

   The following shareholder proposal was submitted by the Sisters of St. Francis of Assisi (the "Lead Proponent") and from certain other co-proponents. The Lead Proponent claims to beneficially own 100 shares of the Company's stock. A list of the names, addresses and number of the Company's shares held by each co-proponent will be promptly provided upon oral or written request. If a representative of the co-proponents who is qualified under state law is present and submits the proposal for a vote at the Annual Meeting, then the proposal will be voted upon. In accordance with federal securities regulations, we have included the proposal exactly as submitted by the co-proponents. To ensure that readers can easily distinguish between material provided by the co-proponents and material provided by the Company, we have put a box around material provided by the co-proponents.

   Whereas: Consumers and shareholders continue to be seriously concerned about whether abusive working conditions and absence of a sustainable living wage exist in facilities that produce or assemble the products they buy.

   Three-quarters of the US consumers surveyed would avoid shopping at a retailer that they knew sold garments made in sweatshops. An overwhelming 86% of those surveyed would pay a 5% mark-up to ensure decent working conditions. ("The Consumer and Sweatshops," Marymount University Survey, November 1999).

   To improve the quality of life of workers who make its products, our company should adopt a policy to periodically review the working conditions and wage levels of workers to make sure they can meet their basic needs.

   We commend the company for strengthening its Terms of Engagement by adding new language, including human rights criteria for selecting where to do business and protections for workers who report alleged violations. In addition, we commend the company for adopting a compensation policy for top executives that ties compensation to social performance.

   We recommend that the company make direct reference in its standards to the International Labor Organization conventions that make up the internationally recognized core labor standards. These include:

      1 . All workers have the right to form and join trade unions and to bargain collectively. (ILO Conventions 87 and 98).

      2. Worker representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions. (ILO Convention 135).

      3. There shall be no discrimination or intimidation in employment. Equality of opportunity and treatment shall be provided regardless of race, color, sex, religion, political opinion, age, nationality, social origin or other distinguishing characteristics. (ILO Conventions 100 and 111).

      4. Employment shall be freely chosen. There shall be no use of force, including bonded or prison labor. (ILO Conventions 29 and 105).

      5. There shall be no use of child labor. (ILO Convention 138).

   Our company needs to demonstrate that its Terms of Engagement are being implemented by developing an outside, independent monitoring program, especially utilizing the skills of local, respected religious, labor and human rights groups. Credible independent monitoring can ensure compliance with our company's standards and assure shareholders and consumers that products are not made under sweatshop conditions.

   According to Business Week, "Employers in several developing countries are even asking for independent monitoring of their factories to attract or retain orders from Western companies." (Business Week, "Do-It-Yourself Labor Standards," November 19, 2001).

   Reports that suppliers are exploiting workers may damage our company's reputation and generate a consumer backlash. It makes good business sense to detect violations and make the necessary changes before conditions get worse and negative publicity is generated.

   Resolved, the shareholders request that Kohl's commit to a program of outside, independent monitoring of compliance with its Terms of Engagement for its vendors and suppliers, and report annually, the first such report, omitting confidential information and prepared at reasonable cost, to be completed by January 2003.

STATEMENT OF THE BOARD OF DIRECTORS AND MANAGEMENT IN OPPOSITION TO SHAREHOLDER
                                   PROPOSAL

   The Company believes that it has established an effective program of monitoring compliance with its Terms of Engagement for its vendors and suppliers. As a result, adoption of this proposal is unnecessary.

   The Company recognizes its ethical and business responsibility to assure that the merchandise it sells is manufactured in accordance with all applicable laws and that the rights and welfare of workers around the world are respected. For this reason, the Company has developed and distributed "Terms of Engagement" to all of its vendors and suppliers ("Vendor Partners"). The Terms of Engagement, which were first developed in 1996, describe Kohl's expectations and provide specific compliance requirements on a range of issues, including wages and benefits, working hours, child labor, prison and forced labor, discrimination, freedom of association, health and safety and women's rights. As a condition to doing business with the Company, Vendor Partners must agree in writing to ensure compliance with the Terms of Engagement at all manufacturing facilities producing merchandise for the Company.

   The Terms of Engagement are posted in each manufacturing facility that produces merchandise for the Company in the language of the workers and facility management. The Terms of Engagement have been translated into 37 languages. Through its principal buying agent, the Company provides training to its direct import Vendor Partners and manufacturing facility managers on the Terms of Engagement to provide clear guidelines and the Company's expectation of compliance. These training sessions involve participation of representatives from government, the Company's third-party monitoring firms and the Company's principal buying agent.

   Compliance with the Terms of Engagement within individual manufacturing facilities is monitored pursuant to a very thorough and structured third-party monitoring program, which emphasizes remediation to correct any deficiencies discovered. Kohl's currently has retained two (2) such monitoring firms that each have professionals located in the territories in which manufacturing facilities are located and that each have extensive experience with monitoring for compliance for social responsibility on behalf of numerous companies.

   A typical monitoring visit begins with an opening meeting with facility management, during which the monitor reviews the Terms of Engagement with management and the monitoring procedures are described in the language understood by the manufacturing facility management. The monitors then perform a facilities walk through where manufacturing facility conditions are observed, detailed examination of facility personnel and payroll records are conducted and other business records are reviewed. A manufacturing facility floor plan is also reviewed to ensure the entire facility is inspected. Workers are selected at random to be interviewed concerning working conditions and employment practices and all interviews are conducted in private and in the local language of the workers. The content of these worker interviews is kept confidential from the facility's management.

   Upon completion of each monitoring visit, the monitor summarizes and discusses each detected violation with the facility's management team. The management team is asked to remedy all identified violations or deficiencies. A written monitoring report is promptly delivered to the Company. The Company's staff reviews the monitor's report and sends a letter summarizing the monitoring results in detail to the manufacturing facility and the Vendor Partner notifying each of them in writing of any Terms of Engagement violations and deficiencies that have been identified. In such communication, the Company provides recommendations of corrective action needed to bring the manufacturing facility into compliance. The Company's response to any discovery of noncompliance is dependent on the severity of the noncompliance. Severe violations may require an immediate termination of the business relationship or notification of responsible authorities. In situations involving less severe violations, the Vendor Partner is encouraged to adopt a corrective action plan, and follow-up evaluations are conducted to verify subsequent compliance with the Terms of Engagement.

   To further ensure that manufacturing facilities are compliant, the Company requires its principal buying agent, who is trained to recognize violations of the Terms of Engagement, to notify the Company of such matters when they are observed. Such personnel visit manufacturing facilities at the inception of the relationship with the Company and several times during the manufacturing process. For certain high-volume merchandise purchased by the Company, the buying agent is onsite at the manufacturing facility each day during the manufacturing process. The buying agent also confirms that corrective action of previously observed Terms of Engagement violations have been undertaken, as required. The Company's internal sourcing staff also raises issues of noncompliance which are observed during manufacturing facility visits.

   A copy of the Company's Terms of Engagement and a detailed description of the Company's inspection process is posted on the Company's website at www.kohlspartners.com. Specific information with respect to the results of each factory inspection, however, is kept confidential. The Company believes that the public release of such results would be harmful to the Company, its Vendor Partners and the workers in overseas factories where the Company's products are manufactured. This harm greatly outweighs any benefit that shareholders may obtain from receiving the additional information.

   The Company believes that it has already addressed the concerns raised in the shareholders' proposal without further expenditure of valuable time and funds. As the foregoing describes, the Company is committed to assuring that its Vendor Partners treat their employees properly and in strict compliance with all applicable laws.

   FOR THE ABOVE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
           SHAREHOLDERS VOTE AGAINST THE ADOPTION OF THIS PROPOSAL.

                                 OTHER MATTERS

Cost of Solicitation

   The entire cost of preparing, assembling, printing and mailing the proxy material, and the cost of soliciting proxies relating to the meeting, will be borne by the Company. In addition to use of the mail, proxies may be solicited by officers, directors, and other regular employees of the Company by telephone, facsimile or personal solicitation, and no additional compensation will be paid to such individuals. The Company will, if requested, reimburse banks, brokerage houses, and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy material to their principals.

Shareholder Proposals

   Proposals and director nominations that shareholders intend to present at the 2003 Annual Meeting of Shareholders must be received at the Company's executive offices in Menomonee Falls, Wisconsin no later than January 21, 2003 in order to be presented at the meeting (and must otherwise be in accordance with the requirements of the Bylaws of the Company), and must be received by December 10, 2002 for consideration for inclusion in the proxy material for that meeting.

Other Proposed Action

   If any other matters properly come before the meeting, including any adjournment or adjournments thereof, proxies received in response to this solicitation will be voted upon such matters in the discretion of the person or persons named in the accompanying proxy.

Voting Procedures

   Unless otherwise directed, all proxies will be voted FOR the election of each of the individuals nominated to serve as a Class I director, FOR the ratification of the appointment of Ernst & Young LLP as independent auditors and AGAINST the adoption of the shareholder proposal. The votes of shareholders present in person or represented by proxy at the meeting will be tabulated by an inspector of elections appointed by the Company. The nominees for directors of the Company who receive the greatest number of votes cast by shareholders present in person or represented by proxy at the meeting and entitled to vote thereon will be elected directors of the Company. The other proposals will be approved if the affirmative votes exceed the votes cast against. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons do not have discretionary authority as to certain shares to vote on a particular matter) will be treated as present for purposes of determining a quorum. Any shares not voted, whether by withheld authority, broker non-vote or otherwise, will have no effect on the outcome of the voting.

   COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR FISCAL 2001 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ARE AVAILABLE TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY AT N56 W17000 RIDGEWOOD DRIVE, MENOMONEE FALLS, WISCONSIN 53051. EXHIBITS TO THE FORM 10-K WILL BE FURNISHED UPON PAYMENT OF THE REASONABLE EXPENSES OF FURNISHING THEM.

                                          By Order of the Board of Directors

                                          Richard D. Schepp,
                                          Secretary

Menomonee Falls, Wisconsin
April 12, 2002

[Logo of Kohl's Corporation]

                         Two New Ways to Vote Your Proxy
                          VOTE BY TELEPHONE OR INTERNET
                         24 Hours a Day - 7 Days a Week
               Save Your Company Money - It's Fast and Convenient

                                    TELEPHONE
                              -------------------
                                 1-866-257-2282
                                  (Toll Free)

..    Use any touch-tone telephone.
..    Have your Proxy Form in hand.
..    Enter the Control Number located in the box below.
..    Follow the simple recorded instructions.

                                       OR

                                    INTERNET
                               -------------------
                        https://www.proxyvotenow.com/kss


..    Go to the website address listed above.
..    Have your Proxy Form in hand.
..    Enter the Control Number located in the box below.
..    Follow the simple instructions.


                                       OR


                                      MAIL
                              -------------------

..    Mark, sign and date your Proxy Card.
..    Detach card from Proxy Form.
..    Return the card in the postage-paid envelope provided.

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the internet there is no need for you to mail back your proxy card.

                                                    ----------------------------


                                                          CONTROL NUMBER FOR
                                                    TELEPHONE OR INTERNET VOTING
                                                    ----------------------------

   1-866-257-2282
CALL TOLL-FREE TO VOTE

   \/DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET \/
--------------------------------------------------------------------------------


[_] Mark, Sign, Date and Return
    the Proxy Card Promptly
    Using the Enclosed Envelope.


            [X]
Votes must be indicated
(x) in Black or Blue ink.

1. Election of directors of the Company for a term of office expiring in 2005.

         FOR                  WITHHOLD
         ALL     [_]          FOR ALL      [_]        EXCEPTIONS    [_]


Nominees: James D. Ericson, William S. Kellogg, Arlene Meier and R. Elton White

(Instructions: To withhold authority to vote for any individual nominee, mark the "Exceptions*" box and write that nominee's name on the following blank line.)

Exceptions*_______________________________________



2.   Ratify appointment of Ernst & Young LLP as independent auditors.


            FOR                AGAINST            ABSTAIN

            [_]                  [_]                [_]


3. Shareholder proposal concerning monitoring of vendors' compliance with the Company's Terms of Engagement. The Board of Directors opposes this proposal.


            FOR                AGAINST            ABSTAIN

            [_]                  [_]                [_]


4. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting.

I agree to access future proxy statements and annual reports over the internet.

          [_]

To include any comments please mark this box.

          [_]

Please check here if you plan to attend the annual meeting.

          [_]




                                                 -------------------------------

                                                   SCAN LINE

                                                 -------------------------------


Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign name by authorized person.


Date     Share Owner sign here                Co-Owner sign here
----     --------------------------------     ----------------------------------

----     --------------------------------     ----------------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                               KOHL'S CORPORATION
                              Tuesday, May 21, 2002
                                   10:30 a.m.

                             Midwest Express Center
                           400 West Wisconsin Avenue
                           Milwaukee, Wisconsin 53203

                                     AGENDA
                                     ------

     1.   To elect four directors to serve for a three-year term;

     2. To ratify the appointment of Ernst & Young LLP as independent auditors;

     3. To vote on a shareholder proposal, if presented, concerning monitoring of vendors' compliance with the Company's Terms of Engagement; and

     4. To act upon any other business that may properly come before the meeting or any adjournment thereof.

--------------------------------------------------------------------------------
                             YOUR VOTE IS IMPORTANT!

      Whether or not you plan to attend the Annual Meeting, please promptly vote by telephone, through the internet or by completing and returning the attached proxy card.
                Voting early will not prevent you from voting in
                   person at the Annual Meeting if you wish to
                        do so. Your proxy is revocable in
                   accordance with the procedures set forth in
                              the proxy statement.

--------------------------------------------------------------------------------

                               KOHL'S CORPORATION

                                    P R O X Y

                   Annual Meeting of Shareholders May 21, 2002

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Richard D. Schepp and Arlene Meier and each or either of them, as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, and in their discretion on all other matters as may properly come before the meeting, any or all of the shares of Common Stock of KOHL'S CORPORATION, held of record by the undersigned on March 26, 2002, at the Annual Meeting of Shareholders of Kohl's Corporation to be held May 21, 2002, or at any adjournment thereof.

     The Board of Directors recommends a vote FOR Proposal Nos. 1 and 2 and AGAINST Proposal No. 3. This Proxy, when properly executed, will be voted as specified on the reverse side. THIS PROXY WILL BE VOTED FOR PROPOSAL NOS. 1 AND 2 AND AGAINST PROPOSAL NO. 3 IF NO SPECIFICATION IS MADE.


(Continued, and to be dated and signed on the reverse side.)

                                     KOHL'S CORPORATION
                                     P.O. BOX 11011
                                     NEW YORK, N.Y. 10203-0011

To change your address, please mark this box. [_]